Exhibit 5.2

ELLENOFF GROSSMAN & SCHOLE LLP
1345 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10105
TELEPHONE: (212) 370-1300
FACSIMILE: (212) 370-7889
www.egsllp.com

June 7, 2018

Infrastructure and Energy Alternatives, Inc.

6325 Digital Way

Suite 460

Indianapolis, IN  46278

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-3 (Registration No. 333-224337) (as it may be amended from time to time, the “Registration Statement”) initially filed on April 18, 2018 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) relating to:

(i) the issuance by the Company of up to 7,730,000 shares of common stock (the “Primary Warrant Shares”), par value $0.0001 per share (the “Common Stock”), which consist of (a) 7,500,000 shares of Common Stock that may be issued upon the exercise of 15,000,000  warrants (the “Public Warrants”) originally sold as part of units in the Company’s initial public offering (the “IPO”) and (b) 230,000 shares of Common Stock that may be issued upon the exercise of 460,000 warrants originally issued to certain investors (the “Placement Investors”) in a private placement that closed simultaneously with the consummation of the IPO (the “Placement Warrants” and, together with the Public Warrants, the “Warrants”); and

(ii) the offer and sale, from time to time, by certain of the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of an aggregate of 3,770,158 shares of Common Stock, 1,353,803 Public Warrants (the “Covered Public Warrants”) and 420,000 Placement Warrants. The shares of Common Stock being registered for sale by the Selling Securityholders consist of (1) 2,541,001 shares of Common Stock that were originally issued to certain of the Selling Securityholders in a private placement prior to the closing of the IPO (the “Founder Shares”), (2) 342,256 shares of Common Stock that were originally issued to the Placement Investors in a private placement prior to the closing of the IPO (the “Placement Shares”), and (3) 676,901 shares of Common Stock that may be issued upon the exercise of the Covered Public Warrants by certain of the Selling Securityholders and 210,000 shares of Common Stock that may be issued upon the exercise of the Placement Warrants by certain of the Selling Securityholders (collectively, the “Secondary Warrant Shares”), and collectively with the Primary Warrant Shares, the “Warrant Shares”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth below. In addition, we have reviewed such questions of law as we considered necessary or appropriate for the purpose of rendering the opinions set forth below. As to matters of fact relevant to the opinions expressed below, and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

For purposes of rendering the opinions set forth below, we have made the following assumptions: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iii) each person signing the documents that we reviewed has the legal capacity and authority to do so; (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (v) all resolutions previously adopted by the board of directors of the Company have not been rescinded and remain in full force and effect; (vi) all securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, if any; and (vii) at the time of the issuance of any Warrant Shares, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, (b) the Company will have the necessary organizational power and authority to issue the Warrant Shares, and (c) the Company will have made available for issuance such number of Warrant Shares.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that: (x) the Founder Shares and the Placement Shares have been duly authorized and are validly issued, fully paid and non-assessable, (y) the Covered Public Warrants and the Placement Warrants have been duly authorized and validly issued and (z) the Warrant Shares have been duly authorized, and when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinion is qualified in the following respects: (i) our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of, or the effect thereon, of the laws of any other jurisdiction; (ii) we express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom; and (iii) our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Ellenoff Grossman & Schole LLP in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP